CONTACTS

Anthony J. DeFazio	Brian S. Block, EVP and CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: (212-415-6500)

NOT FOR IMMEDIATE RELEASE

American Realty Capital Properties to Participate in JMP Research Securities Conference on May 13th

New York, New York, May 2, 2013 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today it will participate in the JMP Securities 12th Annual Research Conference in San Francisco, California on Monday, May 13, 2013. The Company will make a presentation at 10:00 a.m. P.T., which will be webcast live.

“We are excited to have the opportunity to participate in JMP’s 12th Annual Research Conference this year,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. Mr. Schorsch further stated, “JMP has been a great partner and we appreciate their continued support.”

Details on accessing the live webcast can be found below.

Webcast Details

Date: Monday, May 13, 2013

Time: 10:00 a.m. Pacific Time
Webcast Link: http://arcpreit.com/ARCP_JMPConfPresentation

After clicking on the webcast link, participants will be directed to the conference registration page and are required to fill out the necessary information to register for the live webcast.

The webcast will be available to view at www.arcpreit.com for 90 days following the live presentation.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. The Company may disseminate important information regarding the company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.